EXHIBIT 1

1509 Tyrell Lane, Suite B, Boise, ID  83706
Tel:   208.424.1027      Fax:   208.424.1030

TRADING SYMBOLS: In the U. S.: OTCBB:UGTH and in Canada: TSX-V:GTH	June 1, 2007

US GEOTHERMAL ANNOUNCES INCREASE TO STOCK OPTION
EXERCISE PRICES TO COMPLY WITH
U.S. INTERNAL REVENUE CODE REQUIREMENTS

BOISE, Idaho – June 1, 2007 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc. (the “Company”) announced today that in March 2007 it entered into option repricing agreements with certain of its employees, including certain executives of the Company including Daniel Kunz, Douglas Glaspey and Kerry Hawkley, in order to increase the exercise price of certain outstanding stock options. The purpose of the options repricing agreements was to avoid potential additional surtax liability under Section 409A of the Internal Revenue Code, as permitted by the transitional rules promulgated by the Treasury Department. The exercise price of each repriced option was increased to equal the closing price of the Company’s common stock as of the grant date. Options to purchase an aggregate of 2,025,500 shares of common stock were repriced pursuant to the option repricing agreements.

About US Geothermal Inc

U.S. Geothermal is a renewable energy development company that is currently developing a geothermal power project at Raft River, Idaho and conducting exploration activities at Neal Hot Springs, Oregon.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Mike Journee
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059 (Toll Free) or 604-484-3031	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	mjournee@peyron.com

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.

Website: www.usgeothermal.com	OTCBB: UGTH	TSX.V: GTH